ARTHUR ANDERSEN LLP

                                                               Exhibit(15)








  To Consumers Energy Corporation:

  We are aware that Consumers Energy Corporation has incorporated by reference in its Registration Statements No. 333-58943 and No. 333-59953 its Form 10-Q for the quarter ended June 30, 1998, which includes our report dated August 11, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                        Arthur Andersen LLP


  Detroit, Michigan,
       August 11, 1998.